   As filed with the Securities and Exchange Commission on January 9, 1998
                                                 Registration No. 333-
                                                                      ----------
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                                    Under
                         The Securities Act of 1933

                             GART SPORTS COMPANY
           (Exact name of registrant as specified in its charter)

                  Delaware                                  84-1242802
               --------------                          --------------------
      (State or other jurisdiction of              (IRS Employer Identification
     of incorporation or organization)                       Number)

                    1000 Broadway, Denver, Colorado 80203
                    -------------------------------------
         (Address of Principal Executive Offices including Zip Code)

               Gart Sports Company 1994 Management Equity Plan
                Sportmart, Inc. Associate Stock Purchase Plan
                Sportmart, Inc. Directors' Stock Option Plan
                      Sportmart, Inc. Stock Option Plan
                      ---------------------------------
                            (Full title of plans)

                             John Douglas Morton
                             Gart Sports Company
                                1000 Broadway
                           Denver, Colorado 80203
                               (303) 861-1122
                      ---------------------------------
          (Name, address and telephone number of agent for service)

                                 Copies to:

                             Jeffrey M. Knetsch
                 Brownstein Hyatt Farber & Strickland, P.C.
                         410 17th Street, 22nd Floor
                           Denver, Colorado 80202
                               (303) 534-6335

                       CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                               Proposed maximum    Proposed maximum
                                            Amount to be      offering price per  aggregate offering       Amount of
  Title of securities to be registered     registered (1)         share (2)            price (2)       registration fee
-------------------------------------------------------------------------------------------------------------------------
 Common Stock, ($.01 par value)              394,312 shares         $ 5.13         $    2,022,820.56      $   596.73
 Common Stock, ($.01 par value)              185,500 shares         $15.00         $    2,775,000.00      $   819.63
 Common Stock, ($.01 par value)              920,188 shares         $ 6.96         $    6,404,508.48      $ 1,889.33
 Common Stock, ($.01 par value)                6,583 shares         $12.15         $       79,983.45      $    23.60
 Common Stock, ($.01 par value)                6,089 shares         $15.19         $       92,491.91      $    27.29
 Common Stock, ($.01 par value)                1,645 shares         $16.33         $       26,862.85      $     7.92
 Common Stock, ($.01 par value)                6,500 shares         $17.38         $      112,970.00      $    33.33
 Common Stock, ($.01 par value)               37,771 shares         $17.86         $      674,590.06      $   199.00
 Common Stock, ($.01 par value)               25,584 shares         $19.84         $      507,586.56      $   149.74
 Common Stock, ($.01 par value)                9,463 shares         $20.51         $      194,086.13      $    57.26
 Common Stock, ($.01 par value)                  493 shares         $20.51         $       10,111.43      $     2.98
 Common Stock, ($.01 par value)                1,728 shares         $21.27         $       36,754.56      $    10.84
 Common Stock, ($.01 par value)                5,842 shares         $22.03         $      128,699.26      $    37.97
 Common Stock, ($.01 par value)                7,570 shares         $28.86         $      218,470.20      $    64.45
 Common Stock, ($.01 par value)               23,141 shares         $30.38         $      703,023.58      $   207.39
 Common Stock, ($.01 par value)               32,117 shares         $37.22         $    1,195,394.74      $   352.64
 Common Stock, ($.01 par value)               10,039 shares         $44.05         $      442,217.95      $   130.45
 Common Stock, ($.01 par value)                  658 shares         $69.57         $       45,777.06      $    13.50
 Common Stock, ($.01 par value)                1,892 shares         $76.74         $      145,192.08      $    42.83
 Common Stock, ($.01 par value)                2,152 shares         $77.47         $      166,715.44      $    49.18
 Common Stock, ($.01 par value)                  987 shares         $85.06         $       83,954.22      $    24.77
 Common Stock, ($.01 par value)                3,290 shares         $91.14         $      299,850.60      $    88.46
 Common Stock, ($.01 par value)                8,229 shares         $94.18         $      775,007.22      $   228.63
    Total                                  1,691,773 shares          ---           $   17,142,068.34      $ 5,057.92
=========================================================================================================================

(1) Includes an indeterminate number of shares of Gart Sports Company common stock that may be issuable by reason of stock splits, stock dividends or similar transactions.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provision of Rule 457(h) under the Securities Act of 1933, as amended (the "Act"), as follows: (a) in the case of (i) shares of Common Stock issued pursuant to the Gart Sports Company 1994 Management Equity Plan, which are registered for resale, and (ii) shares of Common Stock for which awards have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the book value of such shares computed as of the latest practicable date prior to the date of filing this registration statement and (b) in the case of shares of Common Stock which may be issued upon the exercise of outstanding options, the fee is calculated on the basis of the price at which such options may be exercised.

================================================================================

                                EXPLANATORY NOTE

         In accordance with the instructional Note to Part 1 of Form S-8 as promulgated by the Securities and Exchange Commission (the "SEC"), the information specified by Part 1 of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock of Gart Sports Company (the "Company") pursuant to the Gart Sports Company 1994 Management Equity Plan, Sportmart, Inc. Associate Stock Purchase Plan, Sportmart, Inc. Directors' Stock Option Plan and Sportmart, Inc. Stock Option Plan (collectively, the "Plans"). The prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of unregistered shares of Common Stock previously acquired pursuant to the Gart Sports Company 1994 Management Equity Plan and for the reofferings and resales of registered shares of Common Stock which have previously been issued pursuant to the Plans or may be issued in the future upon the exercise of options or other awards granted under the Plans (hereinafter such Prospectus will be referred to as the "Prospectus").

PROSPECTUS


                              GART SPORTS COMPANY

                        1,691,773 Shares of Common Stock



         This Prospectus is being used in connection with the offering from time to time of up to 1,691,773 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Gart Sports Company (the "Company") by certain stockholders who may be deemed to be affiliates ("Selling Stockholders") of the Company. The Company will not receive any of the proceeds from the sale of the Shares.

         The Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market System ("Nasdaq"), in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The Shares may be sold in transactions involving broker-dealers, including: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. All discounts, commissions or fees incurred in connection with the sale of the Shares will be paid by the Selling Stockholders or by the purchasers of the Shares, except that the expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission, and of registering or qualifying the shares, will be paid by the Company.

         The Common Stock of the Company is listed on Nasdaq under the symbol GRTS.

                          -------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                          -------------------------

SEE RISK FACTORS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SHARES OFFERED HEREBY.

                          -------------------------

                         The date of this Prospectus is
                                January 9, 1998

         No person is authorized to give any information or to make any representations, other than as contained herein, in connection with the offer made in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any Shares offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission may be inspected and copies at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at: 75 Park Place, 14th Floor, New York, New York 10007 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained upon written request addressed to the Commission at the Public Reference Section, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found at the Commission's web site address, http://www.sec.gov. In addition, the Common Stock is listed on Nasdaq and reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed a registration statement (the "Registration Statement") on Form S-8 with respect to the Shares offered hereby with the Commission under the Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         In addition, the Company will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of such person, the Annual Report on Form 10-K, when available, for the Company's latest fiscal year and a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents. See "INCORPORATION OF DOCUMENTS BY REFERENCE." Such requests should be directed to Gart Sports Company, 1000 Broadway, Denver, Colorado 80203, Attention: Secretary.

                           INCORPORATION BY REFERENCE

         The following documents filed with the SEC are incorporated in this Registration Statement by reference:

1. The final prospectus portion of the Company's registration statement on Form S-4, File Number 333-42355, filed with the SEC pursuant to Rule 424(b).

2. The description of the Common Stock which is contained in the Company's registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and all amendments thereto and reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all of the Shares offered hereby have been sold or deregistering all of the Shares that at the time of such post-effective amendment remain unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any documents incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                               TABLE OF CONTENTS


THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

SELLING STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . .   8

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . .  11

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                  THE COMPANY

         Gart Sports Company (the "Company") is one of the leading sporting goods retailers in the midwest and western United States and the leading full-line sporting goods retailer in the Rocky Mountain region in terms of sales and number of stores. Founded in 1928, the Company operates 122 stores in Colorado, Utah, Illinois, California, Minnesota, Ohio, Wisconsin, Oregon, Iowa, Idaho, Wyoming, New Mexico, Montana and Washington. The Company was incorporated in Delaware in 1993 and operates through its wholly-owned subsidiaries, Gart Bros. Sporting Goods Company and Sportmart, Inc., which was acquired by the Company on January 9, 1998. The Company's executive offices are located at 1000 Broadway, Denver, Colorado 80203, and its telephone number is (303) 861-1122. The Company's web site is http://www.gartsports.com. This web site is not part of this Prospectus.

                                  RISK FACTORS

         In addition to the other information set forth in this Prospectus, investors should consider carefully the information set forth below before making an investment in the Common Stork offered hereby.

COMPETITION

         The market for sporting goods retailers is highly fragmented and intensely competitive. The Company currently competes with a number of established companies including large format sporting goods stores (such as The Sports Authority, Oshman's and Jumbo Sports), traditional sporting goods stores and chains (such as Big 5), specialty sporting goods shops and pro shops (such as Pro Golf Discount, Foot Locker and REI), and mass merchandisers (discount stores, department stores and warehouse clubs such as Kmart, Wal-Mart and Price/Costco). Several of these companies have substantially greater resources and better name recognition than the Company. Increased competition in markets in which the Company has stores, the adoption by competitors of innovative store formats and retail sales methods or the entry of new competitors or the expansion of operations by existing competitors in the Company's markets could have a material adverse effect on the Company's business, financial condition and operating results.

CONTROL BY SIGNIFICANT STOCKHOLDER

         Green Equity Investors, L.P. ("GEI") currently holds approximately 61% of the issued and outstanding shares of the Common Stock. Accordingly, GEI has the power to elect the Company's Board of Directors and to approve most actions requiring stockholder approval, including adopting amendments to the Company's Certificate of Incorporation and approving or disapproving additional sales of Common Stock by the Company, mergers or sales of all or substantially all of the assets of the Company. As a result, GEI is able to control all of the Company's major policy decisions.

INHERENT UNCERTAINTIES RELATING TO THE SPORTMART ACQUISITION

         The success of the Company's acquisition of Sportmart, Inc. ("Sportmart") on January 9, 1998 (the "Sportmart Acquisition") in enhancing long-term stockholder value will depend, in part, on achieving cost savings and other benefits that could be expected to be realized as a result of the Sportmart Acquisition. Cost savings and other benefits are expected to be approximately $6.7 million annually beginning in fiscal 1999 and consist of enhanced purchasing power and lower administrative costs. The anticipated benefits of the Sportmart Acquisition may not be achieved unless Sportmart's business operations are successfully integrated in a timely manner. The Company expects to incur approximately $4.6 million of integration costs in fiscal 1998, which will consist primarily of systems reengineering and certain incentives to retain employees during the integration period. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separated organizations and integrating personnel with disparate corporate cultures. As in every business integration, achieving the benefits will require the dedication of management resources that will temporarily detract from attention to the daily business of the Company. This integration process may cause an interruption of, or a loss of, momentum in the activities of the Company, which could have a material adverse effect on the revenues and operating results, at least in the near term. There can be no assurance that the Company will not incur additional charges to reflect costs associated with the

Sportmart Acquisition, nor can there be any assurance that the Company will be able to realize the anticipated benefits of the Sportmart Acquisition, or to do so within any particular period.

POTENTIAL IMPACT ON LIQUIDITY OF INCOME TAX CONTINGENCY

         On July 24, 1997, the Internal Revenue Service ("IRS") proposed adjustments to the 1992 and 1993 consolidated federal income tax returns of the Company and its former parent, TCH Corporation, now Thrifty PayLess Holdings, Inc. ("Thrifty"), in conjunction with Thrifty's IRS examination. The proposed adjustments relate to the manner in which LIFO inventories were characterized on such returns. The Company was a wholly-owned indirect subsidiary of Thrifty until April 20, 1994 and responsible for its share of taxes on a separate return basis under a tax sharing agreement with Thrifty. The Company recorded approximately $9.7 million as a long-term net deferred tax liability for the tax effect of the LIFO inventory basis difference. The IRS has asserted that this basis difference should be reflected in taxable income in 1992 and 1993. The Company has taken the position that the inventory acquired in connection with the acquisition of Thrifty was appropriately allocated to its inventory pools. The IRS has asserted the inventory was acquired at a bargain purchase price and should be allocated to a separate inventory pool and liquidated as inventory turns.

         Based on the Company's discussions with Thrifty, the Company believes the potential accelerated tax liability, which could have a negative effect on liquidity in the near term, ranges from approximately $2.5 million to $9.7 million. The range of loss from possible assessed interest charges resulting from proposed adjustments by the IRS range from approximately $460,000 to $3 million. As the Company believes that no amount is more probable than another within the range, the minimum interest exposure of $460,000 has been accrued in the Company's consolidated financial statements. No penalties are expected to be assessed relating to this matter. At October 4, 1997, the LIFO inventory and other associated temporary differences continue to be classified as long-term net deferred tax liabilities as the Company does not believe the matter will be resolved within a year.

         While the Company believes that it has adequately provided for any liability that may arise from this matter, there can be no assurance that any additional liability beyond the amounts recorded will not arise as a result of the IRS examination. The actual liability that may arise from the matter could have a material adverse effect on the Company's liquidity, which could have a material adverse effect on the Company's business, financial condition and operating results.

SUBSTANTIAL LEVERAGE

         Following the Sportmart Acquisition, the Company has consolidated indebtedness that is substantial in relation to its stockholders' equity and significantly greater than the Company's previous indebtedness prior to consummation of the Sportmart Acquisition. After giving effect to the Sportmart Acquisition, on a pro forma basis, as of October 4, 1997, the Company had $112.8 million of total debt and $71.4 million of stockholders' equity. The Company has refinanced the combined indebtedness of the Company and Sportmart with an asset-based credit facility of $175 million. This level of indebtedness has several important consequences, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service requirements, will not be available for other purposes and will decrease its profitability; (ii) the Company's ability to obtain additional financing for working capital, capital expenditures or acquisitions may be impaired; (iii) the Company's leverage may increase its vulnerability to economic downturns and limit its ability to withstand competitive pressures; and (iv) the Company's ability to capitalize on significant business opportunities may be limited.

          The Company believes that its cash flow from operations, together with its other available sources of liquidity, will be adequate to make required payments of principal and interest on its indebtedness, to permit anticipated capital expenditures and to fund working capital requirements. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing indebtedness or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are acceptable to the Company.

POTENTIAL ADVERSE EFFECTS OF FAILURE TO RESPOND TO MERCHANDISING TRENDS

         The Company's success depends to a large degree on its ability to provide a merchandise selection that appeals to its customers' changing desires and that appropriately reflects geographical differences in merchandise preferences. The Sportmart Acquisition will provide the added challenge of the combined organization learning to buy for different geographic markets. The Company often makes commitments to its vendors to purchase merchandise several months in advance of the proposed delivery date and therefore must anticipate and respond to changing merchandise trends and consumer demand in a timely manner. Accordingly, any failure by the Company to identify and respond to emerging trends, or to obtain high-demand sporting goods products, could adversely affect consumer acceptance of the merchandise in the Company's stores, which, in turn, could have a material adverse effect on the Company's business, financial condition and operating results. If the Company miscalculates either the market for the merchandise in its stores or its customers' purchasing preferences and market trends, the Company may be faced with a significant amount of unsold inventory, which could have an adverse effect on the Company's business, financial condition and operating results.

POTENTIAL ADVERSE EFFECT OF CHANGES IN VENDOR RELATIONSHIPS

         The Company purchases merchandise from over 1,000 vendors. In fiscal 1996, Nike, the largest vendor for both the Company and Sportmart, represented approximately 8.6% and 20%, respectively, of total purchases. No other vendor represented more than 5% of total purchases by the Company or Sportmart. Although the Company believes that current relationships with its vendors are generally good, there can be no assurance that these relationships will not change following consummation of the Sportmart Acquisition. The Company does not have long-term contracts with any vendor. Moreover, certain merchandise for which there is significant demand may be allocated by vendors based upon the vendors' internal criteria which is beyond the Company's control. Any disruption in the Company's relationship with its vendors, particularly those whose sporting goods products are in high demand, or any inability to obtain merchandise from existing or new vendors in the future, could have a material adverse effect on the Company's business, financial condition and operating results.

SEASONALITY; DEPENDENCE ON WINTER SELLING SEASON

         The Company's business is seasonal in nature, with its highest sales levels and operating profitability historically occurring during the fourth fiscal quarter, which includes the holiday selling season. This seasonality is also due, in part, to the Company's strong sales of cold weather sporting goods and apparel. For fiscal years 1995 and 1996, the fourth quarter contributed 33.7% and 32.7%, respectively, of net sales, and 204.0% and 80.2%, respectively, of operating income. In fiscal 1995 and 1996, sales and rentals of winter sports equipment and apparel accounted for 22.6% and 23.2%, respectively, of the Company's net sales for these fiscal years. Any decrease in sales for such period, whether due to a slow holiday selling season, poor snowfall in ski areas near the Company's markets or otherwise, could have a material adverse effect on the Company's business, financial condition and operating results for the entire fiscal year. Further, as a result of the seasonality of the Company's revenue, the Company may experience net losses in the second and third fiscal quarters of each year for the foreseeable future. Inventory levels, which gradually increase beginning in April, generally reach their peak in November and then fall to their lowest level following the December holiday season.

         The second and fourth fiscal quarters, which respectively include Father's Day and Christmas, have historically contributed the greatest volume of net sales and income before taxes to Sportmart. For fiscal years 1996 and 1995, the second and fourth fiscal quarters combined accounted for approximately 56% and 58%, respectively, of Sportmart's fiscal year net sales. In both fiscal 1996 and 1995, the fourth fiscal quarter was significantly impacted by nonrecurring charges and, in addition, the fourth quarter of fiscal 1995 was impacted by discontinued operations; however, typically, the second and fourth quarters have accounted for substantially all of Sportmart's income before taxes. In contrast, Sportmart has consistently experienced net losses in the third quarter and it anticipates that such trend may continue through fiscal 1997. Inventory levels, which gradually increase beginning in February, generally reach their peak in November and then fall to their lowest level following the December holiday season.

POTENTIAL FLUCTUATIONS IN COMPARABLE STORE SALES

         A variety of factors could affect the Company's comparable store sales, including actions of competitors (such as the opening of additional stores in the Company's markets), the retail sales environment, general economic conditions, weather conditions and the Company's ability to execute its business strategy effectively. Also, opening additional stores in market areas where the Company has already opened stores may reduce sales at existing the Company stores in that area. Factors such as increased competition and economic trends in the Company's markets may result in future comparable store sales increases lower than those experienced in fiscal 1996. Moreover, there can be no assurance that comparable store sales for any particular period will not decrease in the future. As is the case with many retailers, the Company's comparable store sales results could cause the price of the Company's Common Stock to fluctuate substantially.

POTENTIAL CONFLICTS OF INTEREST

         Certain of Sportmart's former directors, officers and principal stockholders own interests in various entities from which Sportmart leases certain properties and Sportmart has made certain advances of funds to these entities. In connection with the Sportmart Acquisition, the Company has guaranteed Sportmart's obligations under those leases. Such ownership could result in conflicts of interest for such former directors, officers and stockholders in situations where Sportmart's and the Company's interests and those of such other entities are not identical.

DEPENDENCE ON MANAGEMENT INFORMATION SYSTEMS

         In 1995, the Company installed new management information systems, including sales reporting, financial reporting and inventory management systems. Sportmart currently uses many of the same management information systems and vendors. However, although major platforms and significant vendors are the same, there remain significant risks to the smooth integration of Sportmart's management information systems into those of the Company. The Company will need to continually evaluate the adequacy of its management information systems and in the future may need to upgrade such systems to support the integration of Sportmart stores into the Company's operating systems and to be prepared for necessary systems conversion for year 2000 compliance. All management information systems are currently being reviewed for year 2000 compliance. The costs of such compliance could be significant. Certain of the Company's suppliers may also be impacted by year 2000 compliance, which, in turn, could impact the Company. No assurance can be given that the steps necessary for such compliance will not be disruptive to the Company's operations or that they will not have a material adverse effect on the Company's business, financial condition or operating results. In addition, the Company currently relies on a small number of outside vendors for the software and support of its management information systems. While the Company has taken a number of precautions against certain events that could disrupt the operation of its management information systems, there can be no assurance that the Company will not experience systems failures or interruptions, which could have a material adverse effect on the Company's business, financial condition and operating results.

DEPENDENCE ON KEY PERSONNEL

         The Company believes that the loss of the services of John Douglas Morton, its Chairman of the Board, President and Chief Executive Officer, or any of the Company's other executive officers, could have a material adverse effect on the Company's business, financial condition and operating results. The Company does not have employment agreements with Mr. Morton or any other senior executive, nor does the Company maintain "key man" life insurance on any of its officers.

POTENTIAL IMPACT OF PRODUCT LIABILITY

         The Company may be exposed to potential losses arising from product liability claims with respect to the sporting goods equipment and other products that the Company sells. Although the Company currently believes its insurance coverage is adequate, there can be no assurance that the Company will not be forced to bear substantial losses from such claims in excess of its liability coverage. The Company has entered into indemnity agreements with many of its vendors with respect to certain product liability claims; however, there can be no assurance that the Company will be able to collect sufficient payments under these indemnity agreements to offset losses suffered as a result of product liability claims. Substantial claims resulting from product liability suits could have a material adverse effect on the Company's business, financial condition and operating results.

POTENTIAL DILUTIVE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

         Immediately following the consummation of the Sportmart Acquisition, the Company had outstanding approximately 7,680,000 shares of Common Stock. A significant number of such shares, including shares held by certain holders of Common Stock prior to the Sportmart Acquisition, will be eligible for sale without restriction under the Securities Act in the public market after the consummation of the Sportmart Acquisition by persons other than affiliates of the Company. Sales of shares by former affiliates of Sportmart will be subject to Rule 145 of the Securities Act (or Rule 144 in the case of such persons who become affiliates of the Company) or as otherwise permitted under the Securities Act. In addition, certain stockholders of the Company will have rights to require the Company to register the sale of such holders' shares of Common Stock under the Securities Act or, in some cases, to register the sale of shares in other registration statements filed by the Company in respect of sales of shares by it or by others.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

         Prior to the Sportmart Acquisition, there had been no public market for the Company's Common Stock. Accordingly, there may be significant volatility in the market price for the Company's Common Stock, and there can be no assurance that following the Sportmart Acquisition an active public market for the Company's Common Stock will develop or be sustained. The Company believes that future announcements concerning the Company, its competitors or the sporting goods industry generally, seasonal or quarterly variations in operating results or same store sales, changes in product mix or prices by the Company or its competitors, weather patterns or economic trends that may be perceived to affect the demand for the Company's products, changes, or anticipated changes, in earnings estimates by analysts or changes in accounting policies, general economic conditions and conditions on national stock exchanges, among other factors, could cause the market price of the Company's Common Stock to fluctuate substantially.

POSSIBLE ANTI-TAKEOVER EFFECT OF CHARTER, BYLAWS AND DELAWARE LAW PROVISIONS

         Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions allow the Company to issue authorized but unissued shares of preferred stock without any vote or further action by the stockholders. These provisions could have the effect of diluting current stockholders' ownership interests in the Company, may make it more difficult for stockholders to take certain corporate actions, including replacing incumbent management, and could have the effect of delaying or preventing a change in control of the Company. Moreover, certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company. Such provisions include Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. In addition, so long as GEI is the majority stockholder of the Company, third parties will not be able to obtain control of the Company through purchases of Common Stock not owned by GEI.


                              SELLING STOCKHOLDERS

         The names of the Selling Stockholders who may be affiliates of the Company and the positions, offices and other material relationships which each Selling Stockholder has had with the Company since January 1, 1995 are as follows:



                          Position held or Relationship with the Company Since
Selling Stockholder                          January 1, 1995
-------------------       ----------------------------------------------------
John Douglas Morton       President, Chief Executive Officer and Chairman of the
                          Board (Director)

David J. Nace             Executive Vice President, Chief Financial Officer and
                          Treasurer

Arthur S. Hagan           Senior Vice President -- Store Operations

Thomas B. Nelson          Vice President --  Real Estate/Legal/Construction and
                          Secretary

Kenneth T. Snyder         Vice President -- Merchandise Manager

Robert M. Chessen         Senior Vice President -- Human Resources and
                          Distribution

Stephen F. Wilbur         Vice President -- Merchandise Manager

Frances N. Victor         Vice President --  Advertising & Marketing

                          Position held or Relationship with the Company Since
Selling Stockholder                          January 1, 1995
-------------------       ----------------------------------------------------
Janis Pollard             Regional Manager

David Frieder             Director of Construction and Facilities

Joseph Walker             Regional Manager

Gloria-Jean Healy         Director of Human Resources

Tim Dezember              District Manager

William McCall            Merchandise Manager

Bernie Ponder             District Manager (until August 1997)

Nancy Harwood             District Manager

Richard Kohler            District Manager

Brian Martelon            Merchandise Manager

Steve Dunlap              Merchandise Manager

Phillip Hess              District Manager

         The following table sets forth for each Selling Stockholder listed above, the number of shares of Common Stock of each such Selling Stockholder which (1) are issued and owned beneficially or of record as of January 9, 1998;
(2) are not issued, but may be acquired pursuant to the Plans; (3) are being offered pursuant to the Registration Statement; and (4) are to be owned after completion of the offering, assuming that all Shares offered hereby are sold:

                                                                                                Amount of
                                                                                               Shares to be
                                  Number of Issued     Number of Shares                        Owned After
                                   Shares Owned as       Which May Be         Number of      Sales of Shares
                                    of January 9,     Acquired Pursuant      Shares to be       Registered
              Name                      1998             to Plans (1)          Offered          Hereunder
--------------------------        ----------------    -----------------      -------------   ----------------
 John Douglas Morton                   32,000              196,000             228,000             -0-
 David J. Nace                         32,000               47,000              79,000             -0-

 Arthur S. Hagan                       15,000               44,000              59,000             -0-

 Thomas B. Nelson                      11,000               35,000              46,000             -0-
 Kenneth T. Snyder                     11,000               35,000              46,000             -0-

 Robert M. Chessen                      4,000               28,000              32,000             -0-
 Stephen F.Wilbur                       3,000               25,000              28,000             -0-

 Frances N. Victor                      1,000               20,000              21,000             -0-

 Janis Pollard                          6,000               15,000              21,000             -0-

 David Frieder                          5,000               11,500              16,500             -0-

 Joseph Walker                          2,000               11,000              13,000             -0-

 Gloria-Jean Healy                      1,000               12,000              13,000             -0-

 Tim Dezember                           2,000               3,500               5,500              -0-

 William McCall                         2,000               5,000               7,000              -0-

 Bernie Ponder                          2,000               3,500               5,500              -0-

 Nancy Harwood                          2,000               3,500               5,500              -0-

 Richard Kohler                         2,000               3,500               5,500              -0-

 Brian Martelon                         2,000               5,000               7,000              -0-

 Steve Dunlap                           1,000               4,500               5,500              -0-

 Phillip Hess                           1,000               2,500               3,500              -0-

 Other Shareholders (2)                 6,600               33,300              39,900             -0-
 ------------------                     -----               ------              ------             ---

 Totals                                143,600             586,800             730,400             -0-


---------------------
(1) Shares underlying both vested and unvested options granted, some of which options are currently exercisable.
(2) Includes all non-affiliates who individually hold less than 1000 shares issued under the Plan.

         The preceding table reflects all Selling Stockholders who are eligible to reoffer and resell Shares, whether or not they have a present intent to do so. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them hereunder. The inclusion in the foregoing table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of the Company.

         This Prospectus may be amended or supplemented from time to time to add or delete Selling Stockholders.

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on Nasdaq, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The Shares may be sold in transactions involving broker-dealers, including: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of the Shares. The Company has paid the expenses of preparing this Prospectus and the related Registration Statement. The Selling Stockholders have been advised that they are subject to the applicable provisions of the Exchange Act, including without limitation, Rule 10b-5 thereunder.


                                 LEGAL MATTERS

         Legal matters with respect to Common Stock being offered hereby have been passed upon for the Company by Brownstein Hyatt Farber & Strickland, P.C., Denver, Colorado.


                                    EXPERTS

         The consolidated financial statements of the Company as of January 6, 1996 and January 4, 1997, and for the year ended December 31, 1994, the fifty-three weeks ended January 6, 1996, and the fifty-two weeks ended January 4, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated balance sheets of Sportmart as of January 28, 1996 and February 2, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended February 2, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the SEC are incorporated in this Registration Statement by reference:

1. The Company's final prospectus portion of the Company's registration statement on Form S-4, File Number 333-42355, filed with the SEC pursuant to Rule 424(b) containing audited financial statements for the fiscal years ended January 4, 1997, January 6, 1996 and December 31, 1994.

2. The description of the Company's Common Stock which is contained in the Company's registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and all amendments thereto and reports filed for the purpose of updating such description.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

         The Company hereby undertakes to provide without charge to each person who has received a copy of a prospectus to which this registration statement relates, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this registration statement, other than exhibits to such documents (unless such exhibits are incorporated therein by reference). The Company hereby further undertakes to deliver or cause to be delivered to all participants who have an interest through a Plan in Common Stock (and any other participants who request such information orally or in writing) who do not otherwise receive such material, copies of all reports, proxy statements and other communications distributed by the Company to its stockholders generally, no later than the time such materials are first sent to its stockholders.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that, the Certificate does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect to certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent to grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The Company's Certificate and the Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify and advance expenses to the currently acting and former directors, officers, employees and agents of the Company or another corporation, partnership, joint venture, trust, association or other enterprise if serving at the request of the Company arising in connection with their acting in such capacities. In addition,
Section 145 of the Delaware General Corporation Law permits the Company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The Sportmart, Inc Stock Option Plan provides that the Company will indemnify the Company's directors, the Plan Committee and the Company's officers and agents for liabilities incurred with respect to their administration of such Plan.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         The restricted securities not acquired under a registration statement filed under the Act which are to be reoffered or resold pursuant to this registration statement were originally issued by the Company pursuant to the exemption from registration provided by Section 4(2) of the Act to the Selling Shareholders, who at the time of issuance were officers or key employees of the Company. Each of the Selling Shareholders had access to adequate information prior to his purchase of stock as a result of a business relationship with the Company. In addition, at the time of purchase, each Selling Shareholder represented that he was acquiring such securities for his own account for investment, without any present intention of selling or further distributing the same.

ITEM 8.  EXHIBITS.

         4.1 Gart Sports Company 1994 Management Equity Plan (incorporated herein by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-4, File Number 333-42355).

         4.2 Sportmart, Inc. Associate Stock Purchase Plan (incorporated herein by reference to Exhibit 10.19 to Sportmart's Report on Form 10-K filed with the SEC on April 29, 1993).

         4.3 Sportmart, Inc. Directors' Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Sportmart's Registration Statement on Form S-1, File Number 33-50726).

         4.4 Sportmart, Inc. Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Sportmart's Registration Statement on Form S-1, File Number 33-50726).

         4.5 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-4, File Number 333-42355).

         4.6 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-4, File Number 333-42355).

         5 Opinion of Brownstein Hyatt Farber & Strickland, P.C. as to the legality of the shares of Common Stock being offered under the Plan. See also undertaking number 4 in Item 9 of this Form S-8.

         24.1    Consent of KPMG Peat Marwick LLP.

         24.2    Consent of Coopers & Lybrand L.L.P.

         25 Power of Attorney (included on the signature page of this Registration Statement).

ITEM 9.  UNDERTAKINGS.

                 1.       The Company hereby undertakes:

                 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment and each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the Company and subsidiary companies pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         4. The Company undertakes that it will submit or has submitted the Plans and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plans under Section 401 of the Internal Revenue Code.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, and State of Colorado, on the 9th day of January, 1998.

                                GART SPORTS COMPANY


                                By:      /s/ John Douglas Morton
                                         --------------------------------------
                                         John Douglas Morton
                                         Chairman of the Board, President and
                                         Chief Executive Officer


NOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John Douglas Morton and Thomas B. Nelson, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities, on the 9th day of January, 1998.

SIGNATURE                                          TITLE
---------                                          -----
/s/ John Douglas Morton                            Chairman of the Board, President and Chief Executive
-------------------------------------------------  Officer (Principal Executive Officer)
John Douglas Morton

/s/ David J. Nace                                  Executive Vice President, Chief Financial Officer and
-------------------------------------------------  Treasurer (Principal Financial Officer and
David J. Nace                                      Principal Accounting Officer)


/s/ Jonathan D. Sokoloff                           Director
-------------------------------------------------
Jonathan D. Sokoloff

/s/ Jennifer Holden Dunbar                         Director
-------------------------------------------------
Jennifer Holden Dunbar


                                EXHIBIT INDEX



EXHIBIT
NUMBER           DESCRIPTION
-------          -----------
     4.1         Gart Sports Company 1994 Management Equity Plan (incorporated herein by reference to Exhibit 10.5 to the Company's
                 Registration Statement on Form S-4, File Number 333-42355).

     4.2 Sportmart, Inc. Associate Stock Purchase Plan (incorporated herein by reference to Exhibit 10.19 to Sportmart's Report on Form 10-K filed with the SEC on April 29, 1993).

     4.3 Sportmart, Inc. Directors' Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Sportmart's
                 Registration Statement on Form S-1, File Number 33-50726).

     4.4 Sportmart, Inc. Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Sportmart's Registration
                 Statement on Form S-1, File Number 33-50726).

     4.5         Amended and Restated Certificate of Incorporation of the
                 Company (incorporated herein by reference to the Company's
                 Registration Statement on Form S-4, File Number 333-42355).

     4.6 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-4, File Number 333-42355).

     5 Opinion of Brownstein Hyatt Farber & Strickland, P.C. as to the legality of the shares of Common Stock being offered under the Plan. See also undertaking number 4 in Item 9 of this Form S-8.

     24.1        Consent of KPMG Peat Marwick LLP.

     24.2        Consent of Coopers & Lybrand L.L.P.

     25 Power of Attorney (included on the signature page of this Registration Statement).